Exhibit 107

Calculation of Filing Fee Table

Form S-8
(Form Type)
Cherry Hill Mortgage Investment Corporation
(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Type	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01 per share	Rule 457(c) and Rule 457(h)	2,830,000	$4.845	$13,711,350	$0.00011020	$1,510.99
Total offering amount					$13,711,350		$1,510.99
Total Fee Offsets							-
Net Fee Due							$1,510.99

1.          Pursuant to Rule 416(a) under the Securities Act, this Registration Statement covers any additional securities as may hereinafter be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

2.          Pursuant to Rule 457(c) and (h) under the Securities Act, the proposed maximum offering price per share was determined based on the average of the high and low prices of Common Stock reported by the New York Stock Exchange on June 23, 2023, which date is within five days prior to filing this Registration Statement.